NON-EXCLUSIVE SURFACE LEASE AGREEMENT

                THIS AGREEMENT is made as of the 15th day of June, 2007.

BETWEEN

COMMONWEALTH RESOURCES, L.L.C, (hereinafter referred to as ("LESSOR"), a limited liability company organized and existing under the laws of the State of Montana, whose mailing address is 619 S.W. Higgins Ave., Suite O, Missoula, Montana 59803;

AND

GRANT HARTFORD CORPORATION (hereinafter referred to as ("LESSEE"), a corporation organized and existing under the laws of the State of Montana, whose mailing address is 619 S.W. Higgins Ave., Suite O, Missoula, Montana 59803.

WHEREAS, LESSOR owns, or will own, and currently controls the use of certain patented and unpatented mining claims located in Granite County, Montana, the mineral rights for which it is willing to sell to LESSEE under the terms of a separate Option Agreement entered into between the parties on even date herewith; and

WHEREAS, LESSOR is willing to extend to LESSEE a surface lease of the subject patented and unpatented mining claims for the purposes of ingress and egress and conducting exploration and mining operations on both the patented and unpatented claims on a non-exclusive basis and pursuant to that certain GHC Work Program referred to in the parties' Option Agreement, only; and

WHEREAS, LESSEE is willing to enter into such lease under the terms set forth herein and subject to the said Option Agreement;

NOW, THEREFORE, in consideration of the rent to be paid and covenants to be performed pursuant to the terms of said Option Agreement and as more particularly hereinafter set forth, the parties agree as follows:

ARTICLE 1.
NON-EXCLUSIVE LEASE OF PROPERTY

1.1

LESSOR has demised, leased and let, and by these presents does demise, lease and let, unto LESSEE on a non-exclusive basis, the surface rights of the property described in Schedule B hereto, for the purposes of ingress and egress and conducting exploration and mining operations on both the patented and unpatented claims on a non-exclusive basis and pursuant to that certain GHC Work Program referred to in the parties' Option Agreement, only, for the term set forth in Article 3 hereof, and subject to the rights of LESSOR described in Article 2 of this Agreement and the applicable provisions of the said Option Agreement.

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ARTICLE 2.
RETAINED RIGHTS OF LESSOR

2.1

It is acknowledged and agreed that LESSOR shall retain all rights of use of the demised property not specifically granted to LESSOR in this Agreement and the said Option Agreement between the parties, in addition to all rights specifically reserved to it in the said Option Agreement between the parties.

ARTICLE 3.
TERM OF LEASE

3.1

The term of this lease shall run co-extensively with the term of LESSEE's option to purchase set forth in the said Option Agreement between the parties, and shall terminate at the same time as the termination of LESSEE'S right to purchase terminate pursuant to the provisions of said Option Agreement.

3.2

In the event LESSEE's option rights terminate by the acquisition by LESSEE of mineral rights contemplated to be purchased by it in said Option Agreement, the parties shall enter into new lease of the property described herein, under terms mutually agreeable to them at that time.

3.3

Upon the termination of this Lease all improvements made by LESSEE upon the demised property, including but not limited to all buildings constructed, remodeled, or renovated, shall remain on the subject property and shall inure to the benefit of LESSOR.

ARTICLE 4.
RENTAL

4.1

LESSEE shall pay as rent for the leased property the sum of SIXTY THOUSAND & 00/100 DOLLARS ($60,000.00) per year, payable annually in advance, with the first such rental payment being due on the date of execution of this Agreement and with all subsequent rentals being due on the anniversary date of the execution of this Agreement, until the said lease expires. Payment shall be made to LESSOR by wire transfer or by cashier's check delivered to LESSOR's place of business.

4.2

At its sole election and by giving at least thirty (30) days notice, given in the manner prescribed in Article 12 hereof, LESSOR may require from time to time that the rental payable by LESSEE be made in monthly or quarterly, rather than annual, installments.

ARTICLE 5.
TAXES AND ASSESSMENTS

5.1	LESSEE agrees to pay all taxes and assessments levied upon the subject patented mining claims during the term of the lease, commencing with the calendar year 2007.

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5.2

LESSEE agrees to pay all assessments and conduct all work required to be paid or conducted on all unpatented mining claims described in Schedule A to ensure that said unpatented mining claims remain in good standing with the United States Department of Interior, Bureau of Land Management, and the State of Montana or any political subdivision thereof

5.3

The failure of LESSEE to timely pay any taxes or assessments or to conduct such work as may be required on the subject unpatented mining claims as described in Article 5.2 of this Agreement, shall be deemed a material breach of this Agreement and grounds for the invocation of a default and the remedies prescribed in this Agreement.

5.4

In the event LESSEE does not timely make all payments or conduct all work required to be paid or conducted by Articles 5.1 and 5.2 hereof, LESSOR shall have the right, without prior notice to LESSEE, to make all payments or work required by said Articles 5.1 and 5.2, and require reimbursement in full of the costs for so doing as a cure for LESSEE's default in not so doing in a timely fashion, and LESSEE's said default shall not be deemed cured until full payment of same is made by LESSEE to LESSOR.

ARTICLE 6.
USE OF EXISTING BUILDINGS AND INSURANCE ON ALL BUILDINGS

6.1

LESSEE shall be allowed the use only of those existing buildings and structures set forth in Schedule B to this Agreement. In the event LESSOR agrees to the use of any other existing buildings, written notice of permission to use them shall be attached to the parties' originals of this Agreement.

6.2

LESSEE shall maintain fire and extended coverage insurance upon the buildings and structures it is authorized to use pursuant to this Agreement (whether existing or constructed by LESSEE during the term of the lease), naming LESSOR as the insured as to the buildings and structures and LESSEE as the insured as to the contents of such buildings and structures. If during the term of this lease, any of the described buildings or structures are destroyed by fire or by the elements, or if they are partially destroyed so as to render them unfit for use, then in any of such events, the term of the lease and the rental payments herein agreed upon shall not be affected, as the primary value of the leased property does not include such buildings or structures.

6.3

LESSEE, during the term of this lease, shall at its own expense maintain the exteriors and interiors of all buildings and structures which it is allowed to use. LESSEE shall return any such building and structures to LESSOR upon termination of this lease in at least as good a condition as they now are, reasonable wear and tear alone excepted.

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ARTICLE 7.
AVAILABILITY AND COST OF UTILITIES

7.1

LESSOR has not and does not promise that any utilities, including but not limited to electrical power, water, septic systems, natural gas, and garbage collection services, are available on any of the leased property.

7.2

In the event LESSEE wishes to make use of any utilities that can be made available on any of the leased property, all expenses of acquiring, utilizing and maintaining any such utilities shall be borne exclusively by LESSEE.

ARTICLE 8.
USE OF LEASED PROPERTY

8.1	LESSEE may only make such use of the leased property as is specifically allowed by the terms of this Agreement and the Option Agreement entered into by the parties hereto.
8.2	Any use of the leased property by LESSEE not consistent with the allowed use of the property shall be deemed a material breach of this Agreement.

ARTICLE 9.
GENERAL LIABILITY INSURANCE AND HOLD HARMLESS

9.1

LESSEE shall save LESSOR harmless from any and all liability, damages, or claims of damages of any nature or description for injuries arising out of or in connection with the operation of LESSEE'S business, or any other business upon the leased property, or arising from any violation of any national, state, county or municipal law or regulation by LESSEE or any duty which may be owing by LESSEE to any person, or any damage by reason of the condition of the leased property or any equipment, furniture or fixtures therein or by reason of the operation or maintenance thereof or generally arising out of the possession and use of the said leased property by LESSEE during the term hereof.

9.2

In furtherance of the intent of this provision, LESSEE shall carry good and sufficient liability insurance to fully protect LESSOR in the manner set forth in this paragraph, which said insurance shall provide coverage of not less than $1,000,000 per accident for bodily injury and property damage. Automobile insurance limits shall not be less than $1,000,000 per person and $1,000,000 per accident for bodily injury, and $1,000,000 per accident for property damage.

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ARTICLE 10.
NO SUBLETTING OR SUBLEASING WITHOUT PERMISSION

10.1

In the event LESSEE shall attempt to sublet or sublease any part or all of the leased property herein demised without the written consent of LESSOR, LESSOR shall have the option to terminate this lease forthwith. In the event such subletting or subleasing is consented to by LESSOR, it shall in no way relieve LESSEE herein from any obligation, term or condition of this lease.

ARTICLE 11.
DEFAULT AND REMEDIES

11.1

In the event of default in the payment of rent or any installment thereof, whether the same be demanded or not, or if the LESSEE shall commit or suffer any waste to be committed in or upon said premises, or if default shall be made by LESSEE in the performance or observance of any other covenant or agreement or condition of this lease, or if LESSEE shall be dispossessed, or if LESSEE shall at any time make general assignment for the benefit of creditors, or if LESSEE shall make an insolvent assignment, or if LESSEE shall file a voluntary petition in bankruptcy or be adjudged a bankrupt, and in the event that such default or condition, or any of them, shall exist for a period of ten (10) days, then LESSOR may give LESSEE written notice of such default. Said notice shall be deemed delivered when made pursuant to the terms of Article 12 hereof.

11.2

In the event the default or defaults are not cured in their entirety within thirty (30) days after the delivery of said notice, then LESSOR, its successor or assigns, may reenter the demised property and take and hold full and complete possession thereof without such reentry working a forfeiture of the rents to be paid or the covenants to be performed. Thereafter, LESSOR may recover from LESSEE such damages as LESSOR may have suffered by reason of such default, together with attorneys' fees and other costs. LESSOR agrees, however, to take all reasonable steps to minimize the damages.

11.3

In the event the above default or defaults are not cured within the thirty (30) day period, LESSOR may, also at its option, without any further notice, reenter the demised premises and cancel and terminate this lease.

11.4

LESSEE expressly waives any notice of proceedings required by law to be given or taken preliminary to reentry by LESSOR in the event of default, save and except for the thirty (30) day notice hereinabove described.

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ARTICLE 12.
NOTICES

12.1

All notices, requests, demands or directions to one party by the other shall be in writing and delivered by hand or sent by registered mail, postage prepaid, to the address below or sent by telecopier to the telecopier number below. Notice of any change in address shall be given in the same manner.

If to LESSOR: COMMONWEALTH RESOURCES, L.L.C. 619 S. W. Higgins Ave., Suite O Missoula, Montana 59803 If to LESSEE: GRANT HARTFORD CORPORATION 619 S. W. Higgins Ave., Suite O Missoula, Montana 59803
12.2

Any notice, request, demand or direction given in such manner shall be deemed to have been delivered by the party by whom it is given on the day of delivery, if delivered, or on the fifth business day following the mailing thereof, if sent by registered mail, provided that if normal mail service is interrupted by strike, slowdown or other cause, the notice, request, demand or direction, if sent by registered mail, shall not be deemed to have been delivered until actually received by the party to whom it is given.

ARTICLE 13.
MISCELLANEOUS PROVISIONS

13.1	Applicable Law. The terms and provisions of this Agreement shall be interpreted in accordance with the laws of Montana.
13.2

Entire Agreement. This Agreement terminates and replaces all prior agreements, either written, oral or implied, between LESSEE and LESSOR with respect to the subject matter hereof, and constitutes the entire agreement between the parties with respect to the subject matter hereof.

13.3

Void or Invalid Provision. If any term, provision, covenant or condition of this Agreement, or any application thereof, should be held by a court of competent jurisdiction to be invalid, void or unenforceable, all provisions, covenants and conditions of this Agreement, and all applications thereof not held invalid, void or unenforceable shall continue in full force and effect and in no way be effected, impaired or invalidated thereby.

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13.4	Headings, etc. The headings and captions in and recitals to this Agreement have been provided for convenience only and do not form part of or define the scope of this Agreement or any provision in it.
13.5

Short-form Notices. LESSEE may record in the applicable offices of the county records and of the United States Department of the Interior, Bureau of Land Management short forms of notice of this Agreement so as to give constructive notice thereof.

13.6

Additional Documents. The parties shall do and perform all such acts and things, and execute all such deeds, documents and writing, and give all such assurances, as may be necessary to give effect to this Agreement including, without limitation, to permit LESSEE to record or register its leasehold rights conferred by this Agreement and to record short form notices pursuant to Article 13.6.

13.7	Binding Effect. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.
13.8

Warranty Of Authority. The persons executing and delivering this Agreement on behalf of the parties represent and warrant that each of them is duly authorized to do so and that the execution of this Agreement is the lawful and voluntary act of the parties.

13.9

Counterparts. This Agreement may be executed simultaneously in two or more counterparts, all of which together shall constitute one and the same instrument and when so signed shall be deemed to bear the date first written above.

13.10

Time; Waiver Of Breach. It is agreed by the parties that time is of the essence to this Agreement. The failure of either party to enforce for any time or for any period of time any of the provisions of this Agreement shall not be construed as a waiver of such provision or of the right of such party thereafter to enforce each and every such provision.

13.11

Grammatical Construction. In this Agreement, whenever the context so requires, the masculine gender includes the feminine and/or neuter, the singular number includes the plural, and words importing persons shall include firms or corporations and vice versa.

13.12

Costs And Attorneys' Fees. In the event that either party institutes legal action for the enforcement of any right, obligation, provision or covenant of this agreement, the prevailing party shall be entitled to a reasonable attorney's fee in addition to costs of suit.

(SIGNATURE PAGE FOLLOWS)

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

COMMONWEALTH RESOURCES, L.L.C.:

By: ______________________________
       Aaron L. Charlton, Member Manager

GRANT HARTFORD CORPORATION:

By: ______________________________
       Eric Sauve, President

STATE OF MONTANA )
                                          :ss.
County of Missoula         )

              On this 15th day of June, 2007, before the undersigned Notary Public for the State of Montana, personally appeared Aaron L. Charlton, known by me to be a Member Manager of Commonwealth Resources, L.L.C., and Eric Sauve, known by me to be the President of Grant Hartford, Inc. and acknowledged to me that they executed the same in his respective representative capacities, with full authority so to do.

              IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year hereinabove first written.

_____________________________________ David Rodli Notary Public for the State of Montana Residing at Mussoula, Montana My Commission expires May 2, 2010

(NOTARIAL SEAL)

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SCHEDULE A

Attached to and forming part of a Non-Exclusive Surface Lease
Agreement between Commonwealth Resources, L.L.C.
And Grant Hartford Corporation

Property Subject To Lease:

Patented Claims:

Unpatented Claims:

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SCHEDULE B
Attached to and forming part of a Non-Exclusive Surface Lease
Agreement between Commonwealth Resources, L.L.C.
And Grant Hartford Corporation

____________________________________________

Existing Buildings And Structures Allowed To Be Used By Grant Hartford Corporation, Lessee, During Term Of Lease:

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